The information in this pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 15, 2013.
Preliminary Pricing Supplement No. F25 To Product Supplement No. F-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 February 15, 2013
Financial Products
$
Contingent Coupon Autocallable Notes due February 26, 2015 Linked to Four Reference Shares
General
•
The securities are designed for investors who seek a quarterly contingent coupon depending on the performance of the Reference Shares. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Shares, be willing to accept the risks of owning equities in general and the Reference Shares in particular, be willing to risk receiving no contingent interest payments, be willing to risk having the securities redeemed prior to maturity and be willing to lose some or all of their investment. Any payment due on the securities is subject to our ability to pay our obligations as they become due.

•
If a Coupon Barrier Event does not occur, the securities will pay contingent interest in arrears at a rate expected to be between 6.0% and 10.0% per annum (to be determined on the Trade Date), following each quarterly contingent interest period. A Coupon Barrier Event occurs for any contingent interest period if the closing price of any of the Reference Shares is less than its respective Coupon Barrier on the Observation Date included in such contingent interest period.

•	The securities do not guarantee any return of your principal amount at maturity. If a Knock-In Event occurs, holders will receive shares of the Lowest Performing Reference Share as described below.
•
If the closing price of each Reference Share on any Observation Date is greater than or equal to its Automatic Early Redemption Trigger Level, the securities will be automatically redeemed for a cash payment equal to 100% of the principal amount together with contingent interest payable. No contingent interest will accrue following such an Automatic Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 26, 2015.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities are expected to price on or about February 19, 2013 (the “Trade Date”) and are expected to settle on or about February 26, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The securities are linked to the performance of four reference shares, including the common stocks of PepsiCo, Inc., CVS Caremark Corporation, Philip Morris International Inc. and The Procter & Gamble Company, each a “Reference Share” and, together, the “Reference Shares”). The Reference Shares, the ticker symbol and the Initial Share Price of each Reference Share are set forth in the table below. For additional information on the Reference Shares, see “The Reference Shares” herein. The share prices for the Reference Shares are subject to adjustment as described in the accompanying product supplement under “Description of the Securities—Adjustments.”

Reference Share	Ticker Symbol	Exchange	Initial Share Price*	Coupon Barrier	Knock-In Price	Automatic Early Redemption Trigger Price
Common Stock of PepsiCo, Inc. (“PepsiCo”)	PEP	NYSE
Common Stock of CVS Caremark Corporation (“CVS”)	CVS	NYSE
Common Stock of Philip Morris International Inc. (“Philip Morris”)	PM	NYSE
Common Stock of The Procter & Gamble Company (”Procter & Gamble”)	PG	NYSE

* The Initial Share Price of each Reference Share will be the closing price of one share of such Reference Share on the Trade Date. In the event that the closing price for any Reference Share is not available on the Trade Date, the Initial Share Price for such Reference Share will be determined on the immediately following trading day on which a closing price is available.

Automatic Early Redemption:
If the closing price of each Reference Share on any Observation Date is greater than or equal to its Automatic Early Redemption Trigger Level, the securities will be automatically redeemed for a cash payment equal to 100% of principal amount of the securities, together with contingent interest payable with respect to the contingent interest period that includes such Observation Date, on the fifth business day following such Observation Date.

Contingent Interest Rate:	If a Coupon Barrier Event does not occur, expected to be between 6.0% and 10.0% per annum (to be determined on the Trade Date), calculated on a 30/360 basis.
(cover continued on next page)
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay varying discounts and commissions of up to$40.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse

February     , 2013

(continued from previous page)
Observation Dates:†	For each Reference Share, May 20, 2013, August 19, 2013, November 19, 2013, February 19, 2014, May 19, 2014, August 19, 2014, November 19, 2014 and the Valuation Date.
Contingent Coupon Payment Dates:†
Contingent interest on the securities with respect to any contingent interest period, if any, will be payable quarterly in arrears on May 28, 2013, August 26, 2013, November 26, 2013, February 26, 2014, May 27, 2014, August 26, 2014, November 26, 2014 and the Maturity Date.

Redemption Amount:	Subject to Automatic Early Redemption, at maturity, you will be entitled to receive a Redemption Amount calculated as follows:
• If a Knock-In Event has not occurred, a cash payment equal to 100% of the principal amount of your securities.
• If a Knock-In Event has occurred, the Physical Delivery Amount.

If a Knock-In Event has occurred, you will receive shares of the Lowest Performing Reference Share with a value less than the principal amount of your securities. You could lose your entire principal amount. Any payment you are entitled to receive on the securities is subject to our ability to pay our obligations as they become due.

Lowest Performing Reference Share:	The Reference Share with the lowest Share Performance.
Share Performance:	For each Reference Share, the Final Share Price of such Reference Share divided by the Initial Share Price of such Reference Share.
Final Share Price:	For each Reference Share, the closing price of such Reference Share on the Valuation Date.
Physical Delivery Amount:
A number of shares of the Lowest Performing Reference Share per $1,000 principal amount of securities, rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Share Price for such Reference Share and (ii) the share adjustment factor for such Reference Share, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder shall not receive such amount. At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Valuation Date.

Coupon Barrier Event:
For any contingent interest period, a Coupon Barrier Event occurs if the closing price of any of the Reference Shares is less than its respective Coupon Barrier on the Observation Date included in such contingent interest period.

Coupon Barrier:	For each Reference Share, approximately 80% of the Initial Share Price.
Knock-In Event:	A Knock-In Event occurs if the Final Share Price of any of the Reference Shares is less than its respective Knock-In Price.
Knock-In Price:	For each Reference Share, approximately 75% of the Initial Share Price of such Reference Share.
Automatic Early Redemption Trigger Level:	For each Reference Share, approximately 100% of the Initial Share Price of such Reference Share.
Valuation Date:†	February 19, 2015
Maturity Date:†	February 26, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546T2E0
† The determination of the closing price for each Reference Share on each Observation Date, other than the Valuation Date, is subject to postponement if such date is not a trading day for such Reference Share or as a result of a market disruption event in respect of such Reference Share, as described herein under “Market Disruption Events.” The Valuation Date is subject to postponement in respect of each Reference Share if such date is not an underlying business day for such Reference Share or as a result of a market disruption event in respect of such Reference Share, as described in the accompanying product supplement under “Description of the Securities—Market disruption events”. The Contingent Coupon Payment Dates including the Maturity Date are subject to postponement, each as described herein, if such date is not a business day or if the determination of the closing price for any Reference Share on the corresponding Observation Date or the Valuation Date, as applicable, is postponed because such date is not a trading day or an underlying business day for any Reference Share, as applicable, or as a result of a market disruption event in respect of any Reference Share.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012 relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. F-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001503/dp29495_424b2-f1.htm

•	Prospectus supplement dated March 23, 2012 and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The tables and examples below illustrate the hypothetical Redemption Amounts at maturity and, in the case of Table 2, total contingent interest payments over the term of the securities for a $1,000 principal amount of securities for a hypothetical range of performance of the Lowest Performing Reference Share. The tables and examples assume that (i) the securities are not automatically redeemed prior to maturity, (ii) the contingent interest rate is 8.0% per annum if a Coupon Barrier Event does not occur (the midpoint of the expected range set forth on the cover of this pricing supplement), (iii) the term of the securities is exactly 24 months, (iv) the Knock-In Price for each Reference Share is 75% of the Initial Share Price of such Reference Share and (v) the share adjustment factor is 1.0 for the Lowest Performing Reference Share. In addition, the examples below assume that the Initial Share Price is $72 for PEP, $51 for CVS, $90 for PM and $76 for PG. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

If a Knock-In Event occurs, you will be entitled to receive on the Maturity Date a Redemption Amount per $1,000 principal amount of securities that will consist of a whole number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder shall not receive such amount. At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Valuation Date. The value of any such Redemption Amount on the Valuation Date will be less than $1,000 and may fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. If a Knock-In Event occurs, you could lose your entire investment in the securities. The Redemption Amounts illustrated below assume that the value of the Redemption Amount has not fluctuated in the period between the Valuation Date and the Maturity Date.

TABLE 1: Hypothetical Redemption Amounts. Table 1 assumes that the PG is the Lowest Performing Reference Share.

Final Share Price ($) for one share of the Lowest Performing Reference Share	Percentage Change in Share Price for the Lowest Performing Reference Share	Return on the Securities	Redemption Amount*
98.80	30.00%	0.00%	$1,000.00
91.20	20.00%	0.00%	$1,000.00
83.60	10.00%	0.00%	$1,000.00
76.00	0.00%	0.00%	$1,000.00
68.40	-10.00%	0.00%	$1,000.00
60.80	-20.00%	0.00%	$1,000.00
57.00	-25.00%	0.00%	$1,000.00
53.20	-30.00%	-30.00%	13 shares of the Lowest Performing Reference Share + $8.40
45.60	-40.00%	-40.00%	13 shares of the Lowest Performing Reference Share + $7.20
38.00	-50.00%	-50.00%	13 shares of the Lowest Performing Reference Share + $6.00
30.40	-60.00%	-60.00%	13 shares of the Lowest Performing Reference Share + $4.80
22.80	-70.00%	-70.00%	13 shares of the Lowest Performing Reference Share + $3.60
15.20	-80.00%	-80.00%	13 shares of the Lowest Performing Reference Share + $2.40
7.60	-90.00%	-90.00%	13 shares of the Lowest Performing Reference Share + $1.20

* If a Knock-In Event occurs, the Redemption Amount will consist of a whole number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder shall not receive such amount. At the election of the Issuer, you may receive cash instead of the Physical

Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the Final Share Price of the Lowest Performing Reference Share.

TABLE 2: The expected total contingent interest payments will depend on whether, and if so, how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Interest Payments
A Coupon Barrier Event does not occur	$160.00
A Coupon Barrier Event occurs on one Observation Date	$140.00
A Coupon Barrier Event occurs on two Observation Dates	$120.00
A Coupon Barrier Event occurs on three Observation Dates	$100.00
A Coupon Barrier Event occurs on four Observation Dates	$80.00
A Coupon Barrier Event occurs on five Observation Dates	$60.00
A Coupon Barrier Event occurs on six Observation Dates	$40.00
A Coupon Barrier Event occurs on seven Observation Dates	$20.00
A Coupon Barrier Event occurs on eight Observation Dates	$0.00

The following examples illustrate how the Redemption Amount is calculated. Depending on the performance of the Reference Shares on the Observation Dates, you may also be entitled to receive contingent interest payments on one or more of the Contingent Coupon Payment Dates.

Example 1:

Reference Share	Initial Share Price	Final Share Price
PEP	$72	$86.40 (120% of Initial Share Price)
CVS	$51	$66.30 (130% of Initial Share Price)
PM	$90	$112.50 (125% of Initial Share Price)
PG	$76	$95.00 (125% of Initial Share Price)

Since the Final Share Price of each Reference Share is not less than its Knock-In Price, a Knock-In event has not occurred and the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 2:

Reference Share	Initial Share Price	Final Share Price
PEP	$72	$72.00 (100% of Initial Share Price)
CVS	$51	$45.90 (90% of Initial Share Price)
PM	$90	$85.50 (95% of Initial Share Price)
PG	$76	$83.60 (110% of Initial Share Price)

Since the Final Share Price of each Reference Share is not less than its Knock-In Price, a Knock-In event has not occurred and the Redemption Amount is equal to the principal amount. Even though the Final Share Price is less than the Initial Share Price for the Lowest Performing Reference Share, the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities since a Knock-In Event did not occur.

Example 3:

Reference Share	Initial Share Price	Final Share Price
PEP	$72	$72.00 (100% of Initial Share Price)
CVS	$51	$45.90 (90% of Initial Share Price)
PM	$90	$85.50 (95% of Initial Share Price)
PG	$76	$45.60 (60% of Initial Share Price)

PG is the Lowest Performing Reference Share because it is the Reference Share with the lowest Share Performance. Since the Final Share Price for the Lowest Performing Reference Share is less than its Knock-In Price, the Redemption Amount is equal to the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000 / Initial Share Price (the number of shares of the Lowest Performing Reference Share)	+	plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share
	=	$1,000 / $76 + cash amount
	=	13 shares of the Lowest Performing Reference Share (13.15789 rounded down) + (0. 15789 * $45.60)
	=	13 shares of the Lowest Performing Reference Share (13.15789 rounded down) + $7.20

In this example, at maturity an investor would be entitled to receive a Redemption Amount consisting of 13 shares of the Lowest Performing Reference Share and a cash payment of $7.20. The value of the Redemption Amount on the Valuation Date, with the value of the shares of the Lowest Performing Reference Share measured by its closing price on the Valuation Date of $45.60, is $600, calculated as follows:

Value of Redemption Amount (as of Valuation Date)	=	(13 shares of the Lowest Performing Reference Share × Final Share Price) + $7.20
	=	(13 shares of the Lowest Performing Reference Share × $45.60) + $7.20
	=	$592.80 + $7.20
	=	$600

In these circumstances, the investor will be exposed to the depreciation in the price of the shares of the Lowest Performing Reference Share from the Initial Share Price to the Final Share Price.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS— You may receive less at maturity that you originally invested in the securities, or you may receive nothing. The payment at maturity will be based on whether the Final Share Price of any of the Reference Shares is less than its respective Knock-In Price. If that is the case, you will receive on the securities a number of shares of the Lowest Performing Reference Share plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share of the Lowest Performing Reference Share (unless such cash amount is a de minimis amount, as determined by the calculation agent, in which case you will not receive such cash amount). The value of those shares will be significantly less than the principal amount of your securities and may be zero. Accordingly, you could lose your entire investment in the securities. Any payment due on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID CONTINGENT INTEREST, IF ANY, AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid contingent interest, at maturity or upon Automatic Early Redemption. If the Final Share Price of any Reference Share is greater than its Initial Share Price (regardless of whether a Knock-In Event has occurred), you will not participate in the appreciation of any Reference Share. Assuming the securities are held to maturity and the term of the securities is exactly 24 months, the maximum amount payable with respect to the securities is expected to be between $1,120.00 and $1,200.00 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE— Although the return on the securities will be based on the performance of the Lowest Performing Reference Share, the payment of any amount due on the securities, including any applicable contingent interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
THE RETURN ON THE SECURITIES AT MATURITY WILL BE SIGNIFICANTLY AND ADVERSELY AFFECTED BY THE OCCURRENCE OF A KNOCK-IN EVENT— If the Final Share Price of any of the Reference Shares is less than its respective Knock-In Price, a Knock-In Event will have occurred. In this case, the Redemption Amount will consist of a number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share, or at the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the Final Share Price of the Lowest Performing Reference Share on the Valuation Date, determined as described above. This will be true even if the Final Share Price of all of the other Reference Shares is greater than their respective Knock-In Prices. The value of the Redemption Amount in such circumstances will be significantly less than the principal amount of the securities and may be zero.

•
FOR ANY CONTINGENT INTEREST PERIOD, IF A COUPON BARRIER EVENT OCCURS, NO CONTINGENT INTEREST WILL BE PAID ON THE SECURITIES FOR SUCH CONTINGENT INTEREST PERIOD— If the closing price of any of the Reference Shares on an Observation Date is less than its respective Coupon Barrier, a Coupon Barrier Event occurs and no contingent interest will be paid for such contingent interest period. This will be true even if the closing prices of all of the other Reference Shares are above their respective Coupon Barriers on the Observation Date for such contingent interest period. Accordingly, it is possible that no contingent interest will be paid with respect to any contingent interest period on the securities as a result of the performance of one of the Reference Shares.

•
THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE CONTINGENT INTEREST OVER THE FULL TERM OF THE SECURITIES— The securities are subject to Automatic Early Redemption if the closing price of each of the Reference Shares on any Observation Date is greater than or equal to its respective Automatic Early Redemption Trigger Level. In this case, you will lose the opportunity to accrue and be paid contingent interest from such Observation Date to the scheduled Valuation Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

•
YOUR RETURN ON THE SECURITIES AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED CONTINGENT INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE SHARES— You will not benefit from any appreciation, which may be significant, in the price of any of the Reference Shares at maturity or upon an Automatic Early Redemption. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Reference Shares during the term of the securities.

•
SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE REFERENCE SHARE, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE PRICE OF EACH REFERENCE SHARE — Since the securities are linked to the performance of more than one Reference Share, the securities will be linked to the individual performance of each Reference Share. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Reference Shares to the same degree for each Reference Share. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing Reference Share, the individual performance of each Reference Share is not combined to calculate your return and the depreciation of any Reference Share is not mitigated by the appreciation of any other Reference Share. Instead, the Redemption Amount payable at maturity depends on the lowest performing of the Reference Shares to which the securities are linked.

•
IF THE REDEMPTION AMOUNT CONSISTS OF THE PHYSICAL DELIVERY AMOUNT, THE VALUE OF SUCH REDEMPTION AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE— If a Knock-In Event occurs, you will be entitled to receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of Lowest Performing Reference Share plus an amount in cash corresponding to any fractional Lowest Performing Reference Shares (unless such cash amount is a de minimis amount, as determined by the calculation agent, in which case you will not receive such cash amount). The value of the Physical Delivery Amount on the Valuation Date will be significantly less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY— While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity or Automatic Early Redemption.

•	NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES— As a holder of the securities, you will not have any ownership interest or rights in the Reference Shares, such as voting rights or dividend payments. In addition, the issuers of the Reference Shares will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

•
NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS— We are not affiliated with the Reference Share Issuers. We assume no responsibility for the adequacy of the information about Reference Share Issuers contained in this pricing supplement. You should make your own investigation into the Reference Shares and the Reference Share Issuers. We are not responsible for the Reference Share Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
HEDGING AND TRADING IN THE REFERENCE SHARES—While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Shares or instruments related to the Reference Shares. We or our affiliates may also trade in the Reference Shares or instruments related to the Reference Shares from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the securities could adversely affect our payment to you at maturity.

•
LACK OF LIQUIDITY— The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity or Automatic Early Redemption, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers (as defined in “The Reference Shares” below), including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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ANTI-DILUTION PROTECTION IS LIMITED— The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Shares. However, the calculation agent will not make adjustment in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the accompanying product supplement.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Shares;

o	the time to maturity of the securities;

o	the Automatic Early Redemption feature, which is likely to limit the value of the securities;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Share Issuers or markets generally and which may affect the price of the Reference Shares; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Observation Dates) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

Public Information

All information contained herein on the Reference Shares and on PepsiCo, CVS, Philip Morris and Procter & Gamble (collectively, the “Reference Share Issuers”) is derived from publicly available sources and is provided for informational purposes only. Issuers of Reference Shares with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Reference Shares on any Observation Date. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Reference Shares will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

We obtained the closing prices included below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

PepsiCo

According to its publicly available filings with the SEC, PepsiCo is a global food and beverage company that makes, markets, sells and distributes a variety of foods and beverages in more than 200 countries and territories. The common stock of PepsiCo, par value 1-2/3 cents per share, is listed on the New York Stock Exchange. PepsiCo’s SEC file number is 1-1183.

Historical Information of the Common Stock of PepsiCo

The following graph sets forth the historical performance of the common stock of PepsiCo based on its daily closing price (in U.S. dollars) from January 1, 2007 through February 12, 2013. The closing price of one share of the common stock of PepsiCo on February 12, 2013 was $72.17.

CVS

According to its publicly available filings with the SEC, CVS is the largest pharmacy health care provider in the United States, with integrated offerings across the entire spectrum of pharmacy care. The common stock of CVS, par value $0.01 per share, is listed on the New York Stock Exchange. CVS’s SEC file number is 001-01011.

Historical Information of the Common Stock of CVS

The following graph sets forth the historical performance of the common stock of CVS based on its daily closing price (in U.S. dollars) from January 1, 2007 through February 12, 2013. The closing price of one share of the common stock of CVS on February 12, 2013 was $51.17.

Philip Morris

According to its publicly available filings with the SEC, Philip Morris is a Virginia holding company incorporated in 1987 whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Philip Morris was a wholly owned subsidiary of Altria Group, Inc. until the distribution of all of the shares owned by Altria Group, Inc. was made on March 28, 2008. The common stock of Philip Morris, no par value, is listed on the New York Stock Exchange. Philip Morris’ SEC file number is 001-33708.

Historical Information of the Common Stock of Philip Morris

The following graph sets forth the historical performance of the common stock of Philip Morris based on its daily closing price (in U.S. dollars) from March 17, 2008 through February 12, 2013. The closing price of one share of the common stock of Philip Morris on February 12, 2013 was $90.14.

Procter & Gamble

According to its publicly available filings with the SEC, Procter & Gamble is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world's consumers. The common stock of Procter & Gamble, no par value, is listed on the New York Stock Exchange. Procter & Gamble’s SEC file number is 1-434.

Historical Information of the Common Stock of Procter & Gamble

The following graph sets forth the historical performance of the common stock of Procter & Gamble based on its daily closing price (in U.S. dollars) from January 1, 2007 through February 12, 2013. The closing price of one share of the common stock of Procter & Gamble on February 12, 2013 was $75.98.

Market Disruption Events

If the calculation agent determines that on any Observation Date, other than the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events”) exists in respect of any Reference Share or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”) for any Reference Share, then the determination of the closing price for such Reference Share on such Observation Date will be postponed to the first succeeding trading day for such Reference Share on which the calculation agent determines that no market disruption event exists in respect of such Reference Share, unless the calculation agent determines that a market disruption event exists in respect of such Reference Share on each of the five trading days for such Reference Share immediately following such Observation Date. In that case, the closing price for such Reference Share on such Observation Date will be determined as of the fifth succeeding trading day for such Reference Share following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event in respect of such Reference Share, and if a market disruption event has occurred and is continuing with respect to a Reference Share, the calculation agent will determine the closing price for such Reference Share on that calculation date using its good faith estimate of the settlement price of such Reference Share that would have prevailed on the relevant exchange for such Reference Share but for the occurrence of a market disruption event (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference share” in the accompanying product supplement).

The determination of the closing price for any Reference Share not affected by a market disruption event on an Observation Date (other than the Valuation Date) or by an Observation Date (other than the Valuation Date) not being a trading day for such Reference Share will occur on such Observation Date. The Valuation Date for any Reference Share not affected by a market disruption event will be the scheduled Valuation Date for such Reference Share.

If the determination of the closing price for any Reference Share on an Observation Date other than the Valuation Date is postponed as a result of a market disruption event as described above to a date on or after the corresponding Contingent Coupon Payment Date, then such corresponding Contingent Coupon Payment Date will be postponed to the business day following the latest date to which such determination is so postponed for any Reference Share.

If the Valuation Date for any Reference Share is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Valuation Date is not an underlying business day for any Reference Share, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date for any Reference Share.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,
•	a mutual fund,
•	a tax-exempt organization,
•	a grantor trust,
•	certain U.S. expatriates,
•	an insurance company,
•	a dealer or trader in securities or foreign currencies,
•	a person (including traders in securities) using a mark-to-market method of accounting,
•	a person who holds a security as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the underlying, that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  It is also possible that the IRS would assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments.  Alternatively, the IRS might assert that the securities constitute a “constructive ownership transaction,” in which case, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  If the security provides for the payment of the redemption amount in cash based on the return of the underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  If the security provides for the payment of the redemption amount in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain.  Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment.  It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty.  Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a Non-U.S. Holder that has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities (except to the extent of the coupon payments) will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1)

the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of up to $40.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse